AMENDMENT NO. 1 TO FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          The Randers Killam Group Inc.
                   (Formerly, The Randers Group Incorporated)
             (Exact name of registrant as specified in its charter)


 Delaware                                                          38-2788025
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(State of incorporation                                      (I.R.S.Employer
  or organization)                                        Identification Number)

 570 Seminole Road, Norton Shores, Michigan                           49444
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(Address of principal executive offices)                          (Zip Code)

     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                Name of each exchange on which
          to be so registered                each class is to be registered
          -------------------                -------------------------------
           Common Stock, par
        value $.0001 per share              American Stock Exchange, Inc.



      If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

      If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

      Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                -----------------
                                (Title of Class)

                                      None
                                -----------------
                                (Title of Class)

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.       Description of Registrant's Securities to be Registered.

      The authorized capital stock of The Randers Killam Group Inc., formerly The Randers Group Incorporated (the "Company"), consists of 30,000,000 shares of common stock with a par value of One Ten Thousandth ($.0001) Dollar per share ("Common Stock"). Effective as of the close of business on January 29, 1999, the Company effected a one-for-five reverse split of the Common Stock. As of the opening of business on February 1, 1999, giving effect to such reverse stock split, 2,823,136 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to pro rata participation in distributions upon liquidation and to one vote on all matters submitted to a vote of shareholders. Dividends may be paid to the holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, subscription, redemption, conversion or similar rights. The outstanding shares of Common Stock are legally issued, fully paid and nonassessable.

      The shares of Common Stock have noncumulative voting rights. As a result, the holders of more than 50% of the shares voting can elect all the directors if they so choose, and in such event, the holders of the remaining shares cannot elect any directors. As of February 1, 1999, Thermo TerraTech Inc. ("Thermo TerraTech") owned 1,671,000 shares, and Thermo Electron Corporation ("Thermo Electron"), owned 84,000 shares of Common Stock, which collectively represented approximately 62.2% of the outstanding Common Stock. On January 28, 1999, the Company's shareholders approved the issuance and listing on the American Stock Exchange of an additional 22,606,210 shares of Common Stock to be issued to Thermo TerraTech in connection with the Company's acquisition of The Killam Group Inc. from Thermo TerraTech. Upon the issuance of such shares, Thermo TerraTech and Thermo Electron collectively will own approximately 95.8% of the outstanding Common Stock, and will continue to have the power to elect all of the members of the Company's Board of Directors. Thermo TerraTech is a majority-owned subsidiary of Thermo Electron and, therefore, Thermo Electron may be deemed a beneficial owner of the shares of Common Stock beneficially owned by Thermo TerraTech. Thermo Electron disclaims beneficial ownership of these shares.

      The Company's Certificate of Incorporation, as amended, contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts or omissions that involve intentional misconduct or a knowing violation of law. The Company's By-Laws, as amended, also contains provisions to indemnify the directors and officers of the Company to the fullest extent permitted by the General Corporation Law of Delaware.

      The transfer agent and registrar for the Common Stock is First Union National Bank.

Item 2.       Exhibits.

      1. Certificate of Incorporation (filed as Exhibit 3(a) to the Company's Registration Statement on Form 10 and incorporated herein by reference).

      2. Certificate of Amendment to Certificate of Incorporation, dated November 2, 1987 (filed as Exhibit 3(b) to the Company's Registration Statement on Form 10 and incorporated herein by reference).

      3. Certificate of Amendment to Certificate of Incorporation, dated January 29, 1999.

      4. Amended and Restated By-Laws (filed as Exhibit 3(c) to the Company's Registration Statement on Form 10 and incorporated herein by reference).

      5. Amendment to Amended and Restated By-Laws, effective October 28, 1997 (filed as Exhibit 3.4 to the Company's Annual Report on Form 10-K for the fiscal year ended April 4, 1998 and incorporated herein by reference).

      6.     Specimen Common Stock Certificate.




                                    SIGNATURE


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

February 1, 1998

                                    THE RANDERS KILLAM GROUP INC.

                                    By: /s/ Sandra L. Lambert
                                        ---------------------------------
                                        Sandra L. Lambert, Secretary

                                                                       EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


      The Randers Group Incorporated (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows, pursuant to Section 242 of the General Corporation Law of the State of Delaware:

    FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment to the
Certificate of Incorporation of the Corporation declaring advisable the following amendment to said Certificate of Incorporation:

    That the First Article of the Certificate of Incorporation of the Corporation be amended to change the name of the Corporation to The Randers Killam Group Inc. and that such amendment is hereby effected by deleting said Article in its entirety and inserting the following in substitution therefor:

      "FIRST: The name by which the corporation shall be known is The Randers Killam Group Inc."

    SECOND: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment to the
Certificate of Incorporation of the Corporation declaring advisable the following amendment to said Certificate of Incorporation:

    That the Fourth Article of the Certificate of Incorporation of the Corporation be amended to effect and give effect to a one-for-five reverse split of the Corporation's Common Stock. and that such amendment is hereby effected by deleting said Article in its entirety and inserting the following in substitution therefor:

      "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Thirty Million (30,000,000) of which Thirty Million (30,000,000) of the par value of one one-hundredths of a cent ($.0001) shall be designated as Common Stock. Each share of Common Stock, $.0001 par value, issued at the close of business on the date (the "Effective Date") this Amendment to the corporation's Certificate of Incorporation, as previously amended, becomes effective shall automatically be converted into one-fifth (1/5) of a validly issued, fully paid and nonassessable share of Common Stock, $.0001 par value. On the Effective Date, each share of Common Stock, $.0001 par value, immediately prior to the Effective Date, shall represent one fifth (1/5) of a share of Common Stock, $.0001 par value, from and after the Effective Date. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon this Amendment to the corporation's Certificate of Incorporation becoming effective. Any stockholder who would otherwise be entitled to receive a fractional share will be paid cash equal to such stockholder's fractional interest multiplied by the closing price as reported by the American Stock Exchange, Inc.'s Emerging Company Marketplace (as adjusted by the reverse stock split) of the Common Stock on the Effective Date in lieu of such fractional share."

      THIRD: That on January 28, 1999, at a Special Meeting in Lieu of the Annual Meeting of the Corporation's Stockholders, the foregoing Amendments to the Corporation's Certificate of Incorporation were duly adopted by the affirmative vote of Stockholders of the Corporation holding a majority of the shares of Common Stock, $.0001 par value per share, of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the said Corporation has caused this certificate to be signed by Sandra L. Lambert, its Secretary, this 29th day of January, 1999.


                                        THE RANDERS GROUP INCORPORATED


                                        By:  /s/ Sandra L. Lambert
                                             ----------------------------------
                                             Sandra L. Lambert, Secretary

                                                                       EXHIBIT 6


                          [FRONT OF STOCK CERTIFICATE]

                          THE RANDERS KILLAM GROUP INC.
RKG
COMMON STOCK               INCORPORATED UNDER THE LAWS        COMMON STOCK
                            OF THE STATE OF DELAWARE
                               THIS CERTIFICATE IS         CUSIP 752333 20 3
                            TRANSFERABLE IN NEW YORK,
                              NEW YORK OR CHARLOTTE,        SEE REVERSE SIDE
                                  NORTH CAROLINA              FOR CERTAIN
                                                              DEFINITIONS


THIS CERTIFIES THAT




is the owner of


  FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, $.0001 PAR VALUE
                           EACH OF THE COMMON STOCK OF

THE RANDERS KILLAM GROUP INC., transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. The Certificate and the shares represented hereby are issued under and shall be subject to the laws of the State of Delaware and all the provision of the Certificate of Incorporation and the By-Laws of the Corporation, and all the amendments from time to time made thereto. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

                         [THE RANDERS KILLAM GROUP INC.]
                               [ Corporate Seal ]


Secretary                                 President and Chief Executive Officer

                           [BACK OF STOCK CERTIFICATE]

                          THE RANDERS KILLAM GROUP INC


      The following abbreviations when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenants in common                UNIF GIFT MIN ACT -
                                             _________ Custodian _________
                                             (Cust)               (Minor)
TEN ENT   - as tenants by the entities       under Uniform Gifts to Minors Act
                                             -----------------------------
JT TEN    - as joint tenants with right of              (State)

             survivorship and not as
             tenants in common

   Additional abbreviations may also be used though not in the above list.

      For value received, ______________________ hereby sell, assign and transfer unto


PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE
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   (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF
                                    ASSIGNEE)

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______________________________________________________________ Shares of the

Capital Stock represented by the within Certificate, and do hereby irrevocably constitute and

Appoint ______________________________________________________________________

Attorney to transfer the said Stock on the books of the within-named Corporation with full power of substitution in the premises.


Dated, _______________________________    ___________________________________
                                          NOTICE:  The signature to this
                                          assignment must correspond with the
                                          name as written upon the face of
                                          the Certificate, in every
                                          particular, without alteration or
                                          enlargement or any change
                                          whatsoever.
Signature(s) Guaranteed:

------------------------------------------
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTIRUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.